Contact:Kathleen Campbell, Marketing Director                  First Citizens National Bank
570-662-0422                                                                    15 S. Main Street
570-662-8512 (fax)                                                            Mansfield, PA 16933
    First Citizens Reports First Quarter Earnings

MANSFIELD, PENNSYLVANIA - Richard E. Wilber, president of Citizens Financial Services, Inc., (OTC BB: CZFS) holding company for First Citizens National Bank, has reported 2002 first quarter earnings.  First Citizens National Bank reported net income of $1,275 thousand as of March 31, 2002, compared to $791 thousand of one year ago, a record increase of 61.%.

Total assets for First Citizens surpassed $419.3 million on March 31, 2002.  This figure increased 3% over the $408.9 million at March 31, 2001.  Deposits grew 1% to $364.7 million while total loans increased 7% to $279.1 million.

Earnings per share reflect the same improvements with 46¢ this quarter versus 37¢ and 28¢ in the previous quarter and comparable quarter in 2001.  Total stockholders' equity is $33.9 million as compared to $31.7 million one year ago - a 7% improvement.

President Richard E. Wilber stated, "In April 2001, we introduced our dividend reinvestment program.  At this time, we have 272 shareholders participating and representing 217,179 shares.  A total of 4,274 shares have been purchased with dividends placed in the reinvestment plan.  Of particular interest to shareholders is that our shares have recently been sold at $17.20."

Wilber further stated, "We are very pleased with numerous activities related to our strategic plan.  As with any business in today's economy, constantly striving for improvement is critical if we are going to achieve continued success."

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

Financial Highlights (In thousands, except per share data.)

(Unaudited)

	2002	2001
Three Months Ended March 31
Net Income	$1,275	$791
Comprehensive income	942	1,583
Per common share data: Earnings per share Cash dividends declared	0.46 0.165	0.28 0.155
Performance ratios: Return on average assets Return on average equity	1.23% 15.64%	.78% 10.44%

At March 31
Assets	$419,326	$408,894
Investment securities: Available-for-sale	105,495	100,780
Loans (net of unearned income)	279,123	261,085
Allowance for loan losses	3,335	2,944
Deposits	364,680	361,548
Stockholders' equity	33,869	31,702
Non-performing assets	2,986	1,686
Average leverage ratio	6.01%	5.31%
Per common share data: Book value Market value (average of bid/ask price) Market price to book value ratio	$12.10 17.00 140.50%	$11.42 12.44 108.93%